NEWS RELEASE
For Immediate Release	Contact: Raymond Brandstrom
November 5, 2004	Chief Financial Officer
(206) 298-2909

EMERITUS WILL RESTATE ITS FINANCIAL RESULTS FOR 2003 AND 2004

SEATTLE, WA, November 5, 2004 -- Emeritus Assisted Living (AMEX: ESC) (Emeritus Corporation), a national provider of assisted living and related services to senior citizens, today announced it will restate its results for 2003 and 2004. The Company currently expects the restatements to decrease net income to common shareholders by approximately $470,000 in 2003, $310,000 in Quarter 1, 2004, and income of approximately $10,000 in Quarter 2, 2004, subject to the completion of its current review, and the completion by its independent registered public accountants of their audit and review. There are no corresponding impacts to the Company’s cash flow in any period.

The Company’s Audit Committee concluded that the restatement was necessary when it was determined that financedeposit accounting under Financial Accounting Standard No. 98 Accounting for Leases, and its various interpretations, was appropriate for a transaction the Company booked as a sale under sale-leaseback accounting in September 2003.

In September 2003, the Company entered into a transaction that consisted of the sale of four communities to a REIT, which assumed the existing debt and in turn leased the communities back to the Company for an initial 15-year period with one 15-year extension. As part of the agreement, the Company provided a letter of credit against the default of the underlying loans and continued a security interest in facility receivables and limited guarantees in favor of the lender. The Company accounted for the transaction as a sale of the communities with a subsequent operating lease in its financial statements under sale/leaseback accounting for the 2003 fiscal year and for the first and second quarters of 2004. The Company has concluded, however, that the features of the transaction described above constitute continuing involvement in these communities, which precludes the use of sale/leaseback accounting. As restated, the Company's balance sheet will continue to reflect the communities’ assets and the existing debt assumed by the REIT, notwithstanding the legal sale of the communities, and the net cash received from the REIT will be reported as a deposit on the transaction. The Company’s income statement will include depreciation on the communities and interest on the underlying debt as expenses, reduce operating lease expense and omit amortization of deferred gains related to the sale of the communities. Notwithstanding the required accounting treatment, the Company is not and cannot become the owner of these communities through the terms of this transaction.

In addition to the restatement caused by the incorrect accounting for the September 2003 transaction, the Company is also making other adjustments in these periods, which do not materially affect the results for any restatement period.

The anticipated changes discussed above do not affect the Company’s ongoing cash flows.

ABOUT THE COMPANY

Emeritus Assisted Living is a national provider of assisted living and related services to seniors. Emeritus is one of the largest developers and operators of freestanding assisted living communities throughout the United States. These communities provide a residential housing alternatives for senior citizens who need help with the activities of daily living with an emphasis on assistance with personal care services to provide residents with an opportunity for support in the aging process. Emeritus currently holds interests in 181 communities representing capacity for approximately 18,400 residents in 34 states. Emeritus’s common stock is traded on the American Stock Exchange under the symbol ESC, and its home page can be found on the Internet at www.emeritus.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: A number of the matters and subject areas discussed in this report that are not historical or current facts deal with potential future circumstances, operations, and prospects. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from our actual future experience as a result of such factors as: the effects of competition and economic conditions on the occupancy levels in our communities; our ability under current market conditions to maintain and increase our resident charges in accordance with rate enhancement programs without adversely affecting occupancy levels; increases in interest rates that would increase costs as a result of variable rate debt; our ability to control community operation expenses, including insurance and utility costs, without adversely affecting the level of occupancy and the level of resident charges; our ability to generate cash flow sufficient to service our debt and other fixed payment requirements; our ability to find sources of financing and capital on satisfactory terms to meet our cash requirements to the extent that they are not met by operations; and our continued management of five communities that are subject to a short term contract. We have attempted to identify, in context, certain of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area. These and other risks and uncertainties are detailed in our reports filed with the Securities and Exchange Commission (SEC), including our Annual Reports on Form 10-K and Quarterly Reports Form 10-Q.